Exhibit 99.1

For Immediate Release

A.P. Pharma Announces Study Finding Continuous Exposure to a

5-HT3 Antagonist Using APF530 Provides Better Emetic Control

– Phase 3 Data Abstract Accepted by American Society of Clinical Oncology for

Publication at Annual Meeting –

REDWOOD CITY, Calif. – May 31, 2012 – A.P. Pharma, Inc. (OTCBB: APPA.OB), a specialty pharmaceutical company, today announced that an abstract analyzing a subset of efficacy results from its Phase 3 trial of APF530 has been published in conjunction with the American Society of Clinical Oncology’s (ASCO) 2012 Annual Meeting. APF530 is the Company’s lead product candidate being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). The abstract concludes that continuous exposure to a 5-HT3 receptor antagonist, through the administration of an extended-release formulation such as APF530, results in better emetic (nausea and vomiting) control than administration of a standard, short-acting 5-HT3 receptor antagonist. The title of the abstract is:

The effect of continuous exposure to serotonin receptor antagonism on delayed emesis: An analysis of 1,535 patients in two randomized clinical trials with granisetron (G), APF530, and palonosetron (palo).

Abstract No.: e19635

Authors: Harry Raftopoulos, Erin O’Boyle, Richard J. Gralla, Martin Rosenberg, John Barr

The full abstract is available on the ASCO website, here.

About APF530

A.P. Pharma’s lead product, APF530, is in development for the prevention of both acute-onset and delayed-onset chemotherapy-induced nausea and vomiting (CINV). APF530 contains the 5-HT3 antagonist, granisetron, formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Intravenous and oral formulations containing granisetron are approved for the prevention of acute-onset CINV, but not delayed-onset CINV. Granisetron was selected because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery technology. The Company’s primary focus is on its lead product, APF530, for the prevention of CINV. A.P. Pharma received a Complete Response Letter on the APF530 NDA and is targeting the resubmission of the NDA in mid-2012. The Company has additional research and

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A.P. Pharma Announces Study Finding Continuous Exposure to a 5-HT3 Anatagonist Using APF530 Provides Better Emetic Control	Page 2

development programs that utilize its bioerodible, injectable and implantable delivery systems. For further information, please visit the Company’s web site at www.appharma.com.

Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Mobile Phone: 917-282-3242

Email: mrice@lifesciadvisors.com

and

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, President, Chief Executive Officer and Chief Financial Officer

Office Phone: 650-366-2626

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